UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 27, 2016 (September 21, 2016)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 27, 2016, Comstock Beshers, L.C. (“Beshers”), a subsidiary of Comstock Holding Companies, Inc. (the “Company”), closed on the purchase of 100% of the membership interests in Dresden, LLC, the owner of twenty one lots in the Beshers South project (“Beshers Project”) in Frederick, Maryland, for Two Million Five Hundred Eighteen Thousand Four Hundred Ten Dollars ($2,518,410.00) pursuant to an assignment of membership interests agreement (the “Beshers Assignment”).

On September 27, 2016, Dresden, LLC and Comstock Emerald Farm, L.C. (collectively, the “Borrower”), the Company and Christopher Clemente, the Chief Executive Officer of the Company (“Individual Guarantor”) closed an acquisition and construction revolver pursuant to a Loan Agreement (“Loan Agreement”) with Cardinal Bank (“Lender”) pursuant to which the Borrower obtained a Four Million Six Hundred Twenty-Five Thousand Two Hundred and Fifty Dollars ($4,625,250) loan at an interest rate of Prime plus one half percent, with a rate of no less than 4.5% (the “Acquisition Loan”). The Acquisition Loan maturity is eighteen months after execution of the Loan Agreement, with a potential six (6) month extension if the Borrower meets certain sales criteria. Proceeds from the Acquisition Loan are to be used by the Company to (i) purchase and construct residential dwellings on finished lots in the Beshers Project, (ii) construct residential dwellings on finished lots located in the Emerald Farm community in Frederick, Maryland, and (iii) pay costs associated with closing the Acquisition Loan. The Acquisition Loan is fully guaranteed by the Company and the Individual Guarantor has provided a maximum guarantee of up to Two Million Dollars ($2,000,000). The Acquisition Loan is secured by a first deed of trust on each project.

On September 27, 2016, the Company, through Beshers, also closed on a seller financed loan with Pleasants Development, LLC for Two Million One Hundred Twenty-Four Thousand and Ninety-Three Dollars ($2,124,093) pursuant to a purchase money promissory note (the “Seller Financed Loan”). The Seller Financed Loan matures twenty-four (24) months after its execution, with a potential twelve (12) month extension of the maturity date and bears an interest rate of Prime plus five percent. The Seller Financed Loan is secured by a subordinate deed of trust against the Beshers Project.

The foregoing description of the material terms of the Beshers Assignment, the Loan Agreement and the Seller Financed Loan is qualified in its entirety by reference to the full text of the Beshers Assignment, the Loan Agreement and the Seller Financed Loan, which will be filed as exhibits to the Company’s Form 10-Q for the quarter ending September 30, 2016.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2016, the Board of Directors of the Company appointed Christopher Conover as the Chief Financial Officer of the Company, to be effective immediately.

Mr. Conover, 34, has served as the Company’s Interim Chief Financial Officer since November 25, 2015 and has served the Company in various positions since January 2012, including as Senior Vice President, Accounting and Finance immediately prior to his appointment as the Interim Chief Financial Officer. Prior to joining the Company in 2012, Mr. Conover was the Controller for the Snyder family office in 2011. From 2004 to 2011, Mr. Conover served in public accounting at PricewaterhouseCoopers LLP and Dannible & McKee, LLP, developing extensive experience and providing audit and highly technical consulting services for real estate companies of various sizes and asset classes. Mr. Conover is a certified public accountant.

There are no arrangements or understandings pursuant to which Mr. Conover was selected as the Company’s Chief Financial Officer. There are no family relationships among any of the Company’s directors, executive officers and Mr. Conover, and there are no related party transactions between the Company and Mr. Conover reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2016

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer